Exhibit 10.1

LOAN SETTLEMENT AND SHARE REPURCHASE AGREEMENT

dated as of

April 20, 2026

by and among

Crisp Momentum Inc.,

Banji Step K.K.,

and

Motoko Yorozu

LOAN SETTLEMENT AND SHARE REPURCHASE AGREEMENT

THIS LOAN SETTLEMENT AND SHARE REPURCHASE AGREEMENT (this “Agreement”), dated as of April 20, 2026 (the “Effective Date”), is entered into by and among (i) Crisp Momentum Inc., a Delaware corporation, having its principal place of business at 250 Park Avenue, 7th Floor, New York, NY 10177, United States (“Crisp”); (ii) Banji Step K.K., a Japanese company, having its registered office at 3F CB Tower Makuhari Technogarden, 1-3 Nakase, Mihama-ku, Chiba-shi, Chiba, 261-0023 Japan (“Banji”); and (iii) Motoko Yorozu, a Japanese citizen, having her residence at #205, 3-15-3 Takasu, Mihama-ku, Chiba-shi, Chiba, Japan (“Guarantor” and together with Banji, collectively the “Banji Parties” and each individually a “Banji Party”). Each of Crisp, Banji and Guarantor are referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Crisp, Banji, and Guarantor are party to that certain Convertible Loan Agreement dated September 16, 2025 (as amended by the Term Sheet (as defined below), the “Loan Agreement”), pursuant to which Crisp made a loan to Banji in the original principal amount of Two Million Nine Hundred Thousand and No/100 Dollars (USD $2,900,000) (the “Loan”), and Guarantor guaranteed Banji’s obligations thereunder;

WHEREAS, the Parties subsequently entered into that certain Term Sheet, dated as of October 27, 2025 (the “Term Sheet”), which amended the repayment terms of the Loan Agreement and provided for the satisfaction of Banji’s obligations thereunder through the transfer of three asset packages in lieu of cash repayment or equity conversion: (i) 100% of the assets and rights related to the operation of the TaleOn app (the “TaleOn Assets”), (ii) a 25% equity interest in Carpenstream Inc. (the “Carpenstream Interest”), and (iii) 100% of the assets and rights related to the operation of the TopReels app (the “TopReels Assets”);

WHEREAS, pursuant to the Term Sheet, Banji transferred to Crisp, and Crisp accepted, the TaleOn Assets pursuant to that certain Asset Purchase Agreement, dated as of November 14, 2025, by and between Banji and Crisp (the “TaleOn APA” and such assets, as more particularly described on Schedule 3 hereto, the “Previously Transferred Assets”), in partial satisfaction of the Banji Parties’ obligations under the Loan Agreement;

WHEREAS, the Carpenstream Interest and the TopReels Assets (collectively, the “Retained Assets”) were not transferred to Crisp as contemplated by the Term Sheet;

WHEREAS, Banji is the holder of 80,000,000 shares of common stock, par value $0.0001 per share, of Crisp (the “Shares”), and the Parties now desire to settle the remaining obligations under the Loan Agreement through the transfer by Banji of the Shares to Crisp in exchange for cancellation of the remaining indebtedness under the Loan Agreement (such shares, the “Repurchased Shares” and, together with the Previously Transferred Assets, collectively the “Transferred Assets”);

WHEREAS, in connection with the foregoing, the Parties desire to (i) acknowledge and confirm Crisp’s receipt of the Previously Transferred Assets, (ii) effectuate the transfer of the Repurchased Shares to Crisp in lieu of the Retained Assets, and (iii) settle and discharge in full all obligations outstanding under the Loan Agreement, including principal and accrued interest, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

“Accrued Interest” means accrued and unpaid interest on the Loan calculated under the Loan Agreement through (and including) the Payoff Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Board” has the meaning set forth in Section 4.01(a).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date that is three (3) Business Days after satisfaction or waiver of all conditions set forth in Article 4, or such other date agreed in writing by Crisp and Banji.

“Encumbrances” means all adverse claims, liens, security interests, charges, restrictions and any other encumbrances on an asset.

“Loan” has the meaning set forth in the Recitals.

“Loan Agreement” has the meaning set forth in the Recitals.

“Non-Public Information” has the meaning set forth in Section 5.03(a).

“Outside Date” means May 31, 2026, as such date may be extended by Crisp pursuant to this Agreement (including by one or more Extension Periods, if applicable).

“Outstanding Loan Balance” has the meaning set forth in Section 4.01(g).

“Payoff Amount” means the total amount required to satisfy in full all obligations of Banji and Guarantor under the Loan Agreement as of the Payoff Date, consisting of (a) outstanding principal plus (b) Accrued Interest, in the amount set forth on Schedule 1.

“Payoff Date” means April 15, 2026.

“Person” means any natural person, corporation, partnership, joint venture, trust, limited liability company, association, governmental authority, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Previously Transferred Assets” has the meaning set forth in the Recitals.

“Repurchased Shares” has the meaning set forth in the Recitals.

“Retained Assets” has the meaning set forth in the Recitals.

“SEC” has the meaning set forth in Section 6.02.

“Securities Act” has the meaning set forth in Section 5.02(c).

“Shares” has the meaning set forth in the Recitals.

“TaleOn APA” has the meaning set forth in the Recitals.

“Term Sheet” has the meaning set forth in the Recitals.

“Transfer” has the meaning set forth in Section 2.01.

“Transfer Agent” means Colonial Stock Transfer Co, Inc.

“Transferred Assets” has the meaning set forth in the Recitals.

ARTICLE 2
TRANSFER OF ASSETS; SETTLEMENT OF LOAN

Section 2.01 Confirmation of Prior Transfer; Share Repurchase. Subject to the terms and conditions of this Agreement, at the Closing: (a) Crisp hereby acknowledges and confirms its prior receipt of the Previously Transferred Assets from Banji pursuant to the TaleOn APA, free and clear of all Encumbrances; and (b) in lieu of the Banji Parties’ obligations to transfer the Retained Assets to Crisp pursuant to the Term Sheet, Banji shall sell, assign, convey, transfer and deliver the Repurchased Shares to Crisp, and Crisp shall accept the Repurchased Shares from Banji, free and clear of all Encumbrances (the transactions described in clauses (a) and (b), collectively, the “Transfer”). At Closing, Banji shall cause the Repurchased Shares to be delivered to Crisp by written instruction to the Transfer Agent (in form reasonably acceptable to Crisp and the Transfer Agent) to transfer the Repurchased Shares in accordance with this Agreement and the delivery instructions set forth on Schedule 2.

Section 2.02 Settlement; Satisfaction in Full. Subject to the terms and conditions of this Agreement, the Transfer shall constitute full and final consideration for the satisfaction in full of the Payoff Amount, and, upon Closing, the Loan Agreement and all obligations of the Parties thereunder shall be satisfied, discharged, and terminated, except those that survive termination of the Loan Agreement in accordance with their terms.

Section 2.03 Payoff Statement. The Parties acknowledge and agree that the Payoff Amount is as set forth on Schedule 1. The Parties will execute the payoff statement attached as Schedule 1 at or prior to Closing.

Section 2.04 No Further Amounts. Upon Closing and receipt of the Repurchased Shares, Crisp will have no further right to payment from any Banji Party under or in connection with the Loan Agreement and the Banji Parties will have no further obligations to Crisp under or in connection with the Loan Agreement, in each case except as expressly provided in this Agreement or for those obligations that survive termination of the Loan Agreement.

Section 2.05 Treasury Shares. As of the Closing, the Repurchased Shares will be held by Crisp as treasury shares (and will be treated as issued but not outstanding), unless Crisp elects to retire such shares in accordance with applicable law and its organizational documents.

ARTICLE 3
RELEASE AND DISCHARGE; TERMINATION OF SECURITY

Section 3.01 Release and Discharge of Banji. Effective upon Closing, Crisp irrevocably releases and forever discharges Banji from any and all obligations, liabilities, claims, demands, causes of action, damages, costs, and expenses of any kind, whether known or unknown, fixed or contingent, matured or unmatured, arising out of or relating to the Loan Agreement or the Loan, including the obligation to repay the principal amount and any accrued interest, in each case through and including the Closing, except that the foregoing release shall not extent to those obligations under the Loan Agreement that expressly survive the termination thereof and Banji’s obligations under this Agreement.

Section 3.02 Release and Discharge of Guarantor. Effective upon Closing, Crisp irrevocably releases and forever discharges Guarantor from any and all obligations, liabilities, claims, demands, causes of action, damages, costs, and expenses of any kind, whether known or unknown, fixed or contingent, matured or unmatured, arising out of or relating to the guaranty provisions of the Loan Agreement and any related security or pledge arrangements, except that the foregoing release shall not extent to those obligations under the Loan Agreement that expressly survive the termination thereof and Guarantor’s obligations under this Agreement.

Section 3.03 Termination and Release of Security Interests. Effective upon Closing, any and all pledges, security interests, liens, and other encumbrances granted to Crisp or for Crisp’s benefit in connection with the Loan Agreement (including, without limitation, any pledge agreement covering equity interests of Banji Step K.K.) shall be terminated and released. Promptly after the Closing, Crisp will execute and deliver (or cause to be executed and delivered) such releases, terminations, and filings as may be reasonably necessary or requested by Banji to evidence the foregoing.

Section 3.04 Release of Crisp. Effective upon Closing, each Banji Party irrevocably releases and forever discharges Crisp and its Affiliates and each of their respective directors, officers, employees, and agents from any and all obligations, liabilities, claims, demands, causes of action, damages, costs, and expenses of any kind, whether known or unknown, arising out of or relating to the Loan Agreement or the negotiation, execution, or performance of the Loan Agreement, except for claims arising from a breach of this Agreement.

Section 3.05 No Admission. This Agreement is a compromise of disputed and/or uncertain obligations and does not constitute an admission by any Party of any liability or wrongdoing.

ARTICLE 4
CONDITIONS TO CLOSING

Section 4.01 Conditions to Crisp’s Obligations. Crisp’s obligations to consummate the transactions contemplated by this Agreement at Closing are subject to satisfaction (or waiver by Crisp in writing) of each of the following conditions:

(a) Board Approval. Crisp’s board of directors (the “Board”) has approved this Agreement, including the Transfer of the Transferred Assets in satisfaction of the Loan.

(b) Share Delivery. Crisp has received confirmation reasonably satisfactory to it (including from the Transfer Agent) that Banji has caused the Repurchased Shares to be transferred to Crisp and Crisp has received such Repurchased Shares.

(c) Title. Banji has delivered evidence reasonably satisfactory to Crisp that Banji holds good and valid title to the Repurchased Shares free and clear of any Encumbrances (other than restrictions under applicable securities laws).

(d) Release Deliverables. Any documents reasonably requested by Crisp to effect the releases and terminations contemplated by Article 3 have been delivered.

(e) DGCL Compliance. Crisp has determined, based on financial information presented to its Board, that the repurchase of the Repurchased Shares is permitted under Section 160 of the Delaware General Corporation Law (including the surplus/impairment limitations).

(f) Due Diligence. Completion by Crisp (and/or its counsel and other advisors) of comprehensive legal due diligence on the Transferred Assets and the business operations related thereto, including, without limitation: corporate organization and good standing of relevant entities; ownership verification and title searches; review of all material contracts and agreements; intellectual property ownership verification; regulatory compliance review; litigation and claims review; and tax compliance review.

(g) Independent Valuation. Receipt by Crisp of an independent business valuation prepared by a qualified valuation firm acceptable to Crisp, confirming that the fair market value of the Transferred Assets equals or exceeds the outstanding loan balance under the Loan Agreement as of the Payoff Date (inclusive of Accrued Interest) (the “Outstanding Loan Balance”).

(h) Legal Opinions. Receipt by Crisp of legal opinions from counsel reasonably acceptable to Crisp in each applicable jurisdiction (and any other jurisdiction Crisp reasonably determines is relevant) addressing, as applicable: valid organization and good standing; authority to execute transaction documents; enforceability of transaction documents; ownership and transferability of the Transferred Assets; absence of conflicts with organizational documents or material agreements; and compliance with applicable laws.

(i) Financial Audit. Receipt by Crisp of audited financial statements for the business operations related to the Transferred Assets, prepared by an internationally recognized accounting firm acceptable to Crisp, covering the most recent fiscal year and any interim period through a date not more than ninety (90) days prior to the Closing Date.

(j) Regulatory Approvals. Receipt by all Parties of all necessary regulatory approvals, consents, notifications, and authorizations required for the transfer of the Transferred Assets, including: any required filings under merger control or antitrust laws; foreign investment approvals as required; and industry-specific regulatory approvals.

(k) Third-Party Consents. Receipt by Crisp of all third-party consents required under material contracts related to the Transferred Assets for assignment, transfer, or change of control, to the extent such consents cannot be obtained post-Closing without material adverse effect on the Transferred Assets or Crisp’s intended operation thereof.

(l) No Material Adverse Change. Confirmation reasonably satisfactory to Crisp of the absence of any material adverse change in the Transferred Assets, the business operations related thereto, or their financial condition since October 27, 2025.

(m) Documentation. Execution and delivery of definitive documentation satisfactory to Crisp and its counsel, including, as applicable: asset transfer agreements; assignment and assumption agreements; bills of sale and deeds; intellectual property assignments; transition services agreements (if required); employment transition documents (as applicable); and other instruments of transfer.

(n) Representations and Warranties. Each of the representations and warranties set forth in Article 5 shall be true and correct on and as of the Closing Date.

(o) Performance. Banji shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(p) No Conflict. No law shall have been enacted, issued or promulgated by any governmental authority of competent jurisdiction and remain in effect, and no order from any governmental authority shall have been entered, in each case, that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

Section 4.02 Conditions to Banji’s Obligations. Banji’s obligations to consummate the Closing are subject to satisfaction (or waiver by Banji in writing) of the following conditions:

(a) Regulatory Approvals. Receipt by all Parties of all necessary regulatory approvals, consents, notifications, and authorizations required for the transfer of the Transferred Assets, including: any required filings under merger control or antitrust laws; foreign investment approvals as required; and industry-specific regulatory approvals.

(b) Representations and Warranties. Each of the representations and warranties set forth in Article 5 shall be true and correct on and as of the Closing Date.

(c) Performance. Crisp shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(d) No Conflict. No law shall have been enacted, issued or promulgated by any governmental authority of competent jurisdiction and remain in effect, and no order from any governmental authority shall have been entered, in each case, that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01 Mutual Organization/Authority. Each Party represents and warrants to the other Parties that:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) it has full power and authority to execute and deliver this Agreement and perform the transactions contemplated by this Agreement;

(c) this Agreement has been duly authorized by all necessary corporate or other action on its part;

(d) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws and general principles of equity; and

(e) the execution, delivery, and performance of this Agreement do not violate any law applicable to it, any contract to which it is a party or its organizational documents.

Section 5.02 Banji Ownership of Shares. Banji represents and warrants to Crisp that:

(a) Banji is the sole legal and beneficial owner of the Repurchased Shares and has, and Crisp will acquire pursuant to this Agreement, good and valid title to the Repurchased Shares, free and clear of any Encumbrances (other than restrictions under applicable securities laws);

(b) Banji has not granted any option, warrant, conversion right, proxy, voting agreement, or other right with respect to the Repurchased Shares that would conflict with this Agreement;

(c) Banji is not an “affiliate” of Crisp within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and is not a director or executive officer of Crisp; and

(d) Banji is entering into this Agreement on a privately negotiated basis for its own account.

Section 5.03 Securities Law; Information. Banji acknowledges and agrees that:

(a) Crisp and/or its Affiliates (within the meaning of Rule 405 promulgated under the Securities Act) now possess and/or may have access to and may hereafter possess and/or have access to certain non-public information concerning Crisp, its Affiliates and/or the Repurchased Shares (the “Non-Public Information”) which may constitute material information with respect to the foregoing;

(b) Crisp is relying on this Agreement and would not enter into a transaction to purchase the Repurchased Shares from Banji absent this Agreement. Banji agrees to sell the Repurchased Shares to Crisp notwithstanding that it is aware that such Non-Public Information exists and that Crisp has not disclosed all Non-Public Information to it. Banji acknowledges that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and a sophisticated seller with respect to the purchase and sale of securities such as the Repurchased Shares and that Crisp has no obligation to Banji to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Banji, the Non-Public Information could foreseeably affect Banji’s willingness to enter into this Agreement and the price that Banji would be willing to accept to sell the Repurchased Shares. Moreover, such Non-Public Information may indicate that the value of the Repurchased Shares is substantially lower or higher than the value of the consideration being provided hereunder; and

(c) Banji has adequate information concerning the Repurchased Shares, and the business and financial condition of Crisp, to make an informed decision regarding the sale of the Repurchased Shares, and has independently and without reliance upon Crisp, and based upon such information as Banji has deemed appropriate, made its own analysis and decision to sell the Repurchased Shares to Crisp. Banji is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between the Parties. Banji has conducted an independent evaluation of the Repurchased Shares to determine whether to enter into this Agreement and, notwithstanding the absence of access by Banji to the Non-Public Information known by Crisp, Banji is desirous of entering into this Agreement and consummating the transactions contemplated hereby. Banji, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and of protecting its own interests in connection with this Agreement.

(d) Banji is fully aware that, in agreeing to the transactions contemplated by this Agreement, Crisp is relying upon the truth and accuracy of Banji’s representations and warranties set forth herein.

Section 5.04 No Broker. Each Party represents and warrants that no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Party.

ARTICLE 6
COVENANTS

Section 6.01 Further Assurances. Each Party will execute and deliver such additional documents and take such additional actions as may be reasonably necessary or desirable to carry out the purposes of this Agreement, including to effect the transfer of the Repurchased Shares and to terminate any security interests related to the Loan.

Section 6.02 Public Disclosure; SEC Filings. The Parties acknowledge that Crisp may be required (or may determine it is advisable) to disclose this Agreement and the transactions contemplated by it in press releases and/or filings with the U.S. Securities and Exchange Commission (the “SEC”). The Banji Parties hereby consent to such disclosure and filing, including filing this Agreement (and/or a summary of its material terms) as an exhibit, in each case as Crisp determines in good faith to be necessary or advisable to comply with applicable securities laws.

Section 6.03 Confidentiality. Except as permitted by Section 6.02 or as required by applicable law, regulation, or stock exchange/market rules, each Party will keep confidential the terms of this Agreement and the existence of discussions relating to it; provided that a Party may disclose such information to its Affiliates and its and their respective officers, directors, employees, attorneys, accountants, advisors, financiers, and agents who have a need to know such information and are bound by confidentiality obligations at least as protective as those in this Section 6.03.

Section 6.04 Tax Matters. Each Party will be responsible for its own taxes arising from or related to the transactions contemplated by this Agreement. The Parties will reasonably cooperate in good faith to provide customary tax forms and information reasonably necessary to effect the Transfer of the Transferred Assets.

ARTICLE 7
INDEMNIFICATION

Section 7.01 Indemnification by Banji Parties. Subject to the terms and conditions of this Article 7, each Banji Party will, jointly and severally, defend, indemnify and hold harmless Crisp and its Affiliates and each of their respective officers, directors, employees, agents, successors, and assigns from and against any and all losses, damages, liabilities, claims, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from (a) any inaccuracy or breach of any of the representations or warranties made by such Banji Party in this Agreement or (b) any breach of, or failure to perform or comply with, any covenant or agreement made by such Banji Party in this Agreement.

Section 7.02 Indemnification by Crisp. Subject to the terms and conditions of this Article 7, Crisp will defend, indemnify and hold harmless the Banji Parties and their respective Affiliates and each of their respective officers, directors, employees, agents, successors, and assigns from and against any and all losses, damages, liabilities, claims, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from (a) any inaccuracy or breach of any of the representations or warranties made by Crisp in this Agreement or (b) any breach of or non-fulfillment of any covenant or agreement made by Crisp in this Agreement.

Section 7.03 Survival. The representations, warranties, covenants, and agreements of the Parties contained in this Agreement, and the indemnification obligations set forth in this Article 7, shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months following the Closing Date; provided that (a) the representations and warranties set forth in Section 5.01 (Mutual Organization/Authority) and Section 5.02 (Banji Ownership of Shares) shall survive indefinitely, and (b) claims for fraud or intentional misrepresentation shall survive indefinitely. Any claim for indemnification must be asserted by written notice to the indemnifying Party prior to the expiration of the applicable survival period.

ARTICLE 8
TERMINATION

Section 8.01 Termination Prior to Closing. This Agreement may be terminated prior to Closing:

(a) by mutual written agreement of Crisp and Banji;

(b) by Crisp, upon written notice to Banji, if any condition in Section 4.01 is not satisfied or waived by Crisp on or before the Outside Date; or

(c) by Banji, upon written notice to Crisp, if any condition in Section 4.02 is not satisfied or waived by Banji on or before the Outside Date.

Section 8.02 Effect of Termination. If this Agreement is terminated prior to Closing, it will be void and have no effect, and the Term Sheet and Loan Agreement will remain in full force and effect; provided that Section 6.03 (Confidentiality), Article 9 (Miscellaneous), and this Section 8.02 will survive termination. Termination of this Agreement will not relieve any Party from a willful breach hereof.

ARTICLE 9
MISCELLANEOUS

Section 9.01 Notices. All notices under this Agreement will be in writing and will be deemed given when delivered personally, sent by reputable overnight courier, or emailed (with confirmation of transmission), in each case to the addresses below (or to such other address as a Party may designate by notice):

If to Crisp Momentum Inc.:

Address: 250 Park Avenue, 7th Floor, New York, NY 10177

Email:

Attention: Renger Van den Heuvel

If to Banji Step K.K.:

Address: CB Tower Makuhari Technogarden, 1-3 Nakase, Mihama-ku, Chiba-shi, Chiba, 261-0023 Japan

Email:

Attention: Motoko Yorozu

If to Motoko Yorozu:

Address: #205, 3-15-3 Takasu, Mihama-ku, Chiba-shi, Chiba

Email:

Section 9.02 Assignment. No Party may assign this Agreement without the prior written consent of the other Parties; provided that Crisp may assign this Agreement without prior written consent to any Affiliate in connection with an internal reorganization that does not materially impair the Banji Parties’ rights or increase their obligations.

Section 9.03 Entire Agreement. This Agreement (including its Schedules) constitutes the entire agreement among the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, with respect to such subject matter.

Section 9.04 Amendment; Waiver. Any amendment to this Agreement must be in writing and signed by Crisp and Banji (and by Guarantor to the extent such amendment adversely affects Guarantor). Any waiver must be in writing and signed by the waiving Party.

Section 9.05 Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York for any dispute arising out of or relating to this Agreement, and waive any objection based on forum non conveniens.

Section 9.06 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which is deemed an original, and all of which together constitute one instrument. Signatures delivered electronically (including PDF) will be effective.

Section 9.07 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in full force and effect.

Section 9.08 Interpretation. Headings are for convenience only and do not affect interpretation. The words “include” and “including” are not limiting.

Section 9.09 No Third-Party Beneficiaries. Except as expressly provided in Article 3 (with respect to released persons), nothing in this Agreement confers any rights or remedies on any Person other than the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CRISP MOMENTUM INC.

By:
Name:	Renger Van den Heuvel
Title:	Chief Executive Officer

BANJI STEP K.K.

By:
Name:	Motoko Yorozu
Title:	Chief Executive Officer

MOTOKO YOROZU (GUARANTOR)

Signature:
Name:	Motoko Yorozu